Exhibit 99.1

Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061.3109 U.S.A.
Telephone +1.847.634.6700
Facsimile +1.847.913.8766
www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Reports Record Fourth Quarter and Full-Year Financial Results

Vernon Hills, IL, February 9, 2005—Zebra Technologies Corporation (Nasdaq: ZBRA) today announced strong growth in net sales, net income and earnings per share to record levels for the fourth quarter and year that ended December 31, 2004. Quarterly net income increased 31.0% to $31,963,000, or $0.44 per diluted share, from $24,395,000, or $0.34 per diluted share, for the same period a year ago. Net sales for the fourth quarter of $174,874,000 topped the upper end of the company’s sales guidance range and were up 18.8% from $147,200,000 for the fourth quarter of 2003. Per-share figures were adjusted for a three-for-two stock split that was paid on August 25, 2004, in the form of a 50% stock dividend. Zebra also announced continued strong business momentum and a favorable outlook for the first quarter of 2005.

For 2004, annual net income increased 31.6% to a record $120,643,000, or $1.66 per diluted share, from 2003’s $91,696,000, or $1.28 per diluted share. Record net sales for 2004 were $663,054,000, up 23.6% from $536,397,000 for the prior year.

“High sales growth across all dimensions of our business – products, channels, geographic regions – helped sustain exceptional business strength throughout the year,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Our performance is a direct result of pursuing a strategy to gain market share, extend global reach and deliver more solutions for established and high-growth specialty printing applications. We are serving international customers better with more Zebra representatives working with a more robust set of valued channel partners in strategic geographic territories. Our entire range of printer products is consistently meeting with strong market demand, as companies and organizations build infrastructure and enable enterprise mobility.”

Mr. Kaplan added, “We enter 2005 with positive business momentum, a stronger Zebra brand, better business execution and greatly extended competitive leadership. The trends that made for a successful 2004 will have an enduring effect this year and beyond: greater deployments of mobile and wireless printing, better coverage in high-growth international geographic regions including China, and a wider array of business improvement applications with robust thermal printer products. All of this, plus the growing opportunities in radio frequency identification and vertical market applications make us optimistic about further growth and success in building greater stockholder value in 2005.”

At December 31, 2004, Zebra had $557,993,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $59,255,000 and accounts receivable were $96,881,000 to reflect the higher level of business.

Discussion and Analysis

For the fourth quarter of 2004, the company benefited from sales growth in all major product lines and geographic regions. All of the company’s international regions, which increased 20.6% overall, achieved record quarterly sales, with the highest percentage growth occurring in the Latin American region. The highest dollar sales growth occurred in the company’s North American region, which increased 17.2%. Gross profit margin of 52.0% increased 1.5 percentage points from the fourth quarter of 2003, primarily from higher capacity utilization related to the higher sales volume, cost reductions and favorable foreign exchange rates. Fourth quarter operating expenses increased 6.1%. Fourth quarter operating expenses reflect higher payroll and benefits from increased headcount to support sales and marketing activities and product development, including those related to RFID products, as well as higher legal expenses related to litigation and increased work on intellectual property matters. Quarterly operating income increased 43.1% on margin expansion to 26.4% of net sales from 21.9% for the fourth quarter of 2003.

First Quarter Outlook

Zebra also announced its financial forecast for the first quarter of 2005. Net sales are expected within a range of $175,000,000 and $178,000,000, with earnings between $0.43 and $0.45 per diluted share.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the first quarter of 2005 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” “forecast,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2003.

Zebra Technologies Corp. delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than four million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the fourth quarter of 2004. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,983	$14,266
Investments and marketable securities	540,010	433,582
Accounts receivable, net	96,881	81,867
Inventories	59,255	42,781
Deferred income taxes	6,625	4,507
Prepaid expenses	3,884	4,415
Total current assets	724,638	581,418

Property and equipment at cost, less accumulated depreciation and amortization	46,283	39,286
Goodwill	61,793	61,150
Other intangibles, net	6,517	9,031
Other assets	22,991	10,726
Total assets	$862,222	$701,611

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,130	$16,238
Accrued liabilities	29,248	26,938
Current portion of obligation under capital lease	54	153
Income taxes payable	6,144	2,273
Total current liabilities	59,576	45,602

Obligation under capital lease, less current portion	117	452
Deferred income taxes	417	723
Deferred rent	564	518
Other long-term liabilities	3,894	2,401
Total liabilities	64,568	49,696

Stockholders’ equity:
Preferred stock	—	—
Class A Common Stock	718	711
Additional paid-in capital	84,180	61,929
Retained earnings	706,489	585,846
Accumulated other comprehensive income	6,267	3,429
Total stockholders’ equity	797,654	651,915
Total liabilities and stockholders’ equity	$862,222	$701,611

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net sales	$174,874	$147,200	$663,054	$536,397
Cost of sales	83,979	72,803	319,895	263,320
Gross profit	90,895	74,397	343,159	273,077
Operating expenses:
Selling and marketing	22,615	19,506	77,062	66,635
Research and development	9,368	8,722	37,093	31,759
General and administrative	11,959	11,456	49,097	41,892
Amortization of intangible assets	647	527	2,569	1,640
Acquired in-process technology	—	692	22	692
Exit costs	146	1,232	2,100	1,232
Merger costs	—	9	46	9
Total operating expenses	44,735	42,144	167,989	143,859

Operating income	46,160	32,253	175,170	129,218

Other income (expense):
Investment income	2,949	4,079	10,628	8,553
Interest expense	(5)	(38)	(44)	(154)
Foreign exchange gains (losses)	(9)	(304)	485	(552)
Other, net	(457)	(524)	(1,691)	(1,073)
Total other income	2,478	3,213	9,378	6,774

Income before income taxes	48,638	35,466	184,548	135,992
Income taxes	16,675	11,071	63,905	44,296
Net income	$31,963	$24,395	$120,643	$91,696

Basic earnings per share	$0.45	$0.34	$1.69	$1.30
Diluted earnings per share	$0.44	$0.34	$1.66	$1.28

Basic weighted average shares outstanding	71,773	70,990	71,556	70,647
Diluted weighted average and equivalent shares outstanding	72,719	71,993	72,539	71,495

Note: Share and per-share figures were adjusted for a three-for-two stock split that was paid in the form of a 50% stock dividend on August 25, 2004.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2004	December 31, 2003
Cash flows from operating activities:
Net income	$120,643	$91,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,255	11,580
Tax benefit from exercise of options	6,965	4,987
Acquired in-process technology	22	692
Deferred income taxes	(2,358)	(697)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(11,491)	(5,141)
Inventories	(15,456)	(1,659)
Other assets	(11,492)	350
Accounts payable	6,420	(3,156)
Accrued liabilities	1,974	6,909
Income taxes payable	3,720	(962)
Other operating activities	54	(2,196)
Net cash provided by operating activities	111,256	102,403

Cash flows from investing activities:
Purchases of property and equipment	(16,243)	(8,407)
Acquisition of Atlantek, Inc., net of cash acquired	—	(13,680)
Purchases of investments and marketable securities	(1,287,388)	(1,055,125)
Sales of investments and marketable securities	1,180,960	951,702
Net cash used in investing activities	(122,671)	(125,510)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	15,531	17,762
Payments for obligation under capital lease	(434)	(200)
Other financing activities	(238)	(142)
Net cash provided by financing activities	14,859	17,420

Effect of exchange rate changes on cash	273	1,535

Net increase (decrease) in cash and cash equivalents	3,717	(4,152)
Cash and cash equivalents at beginning of year	14,266	18,418
Cash and cash equivalents at end of year	$17,983	$14,266

Supplemental disclosures of cash flow information:
Interest paid	$44	$154
Income taxes paid	56,055	38,779

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	—	87

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	December 31, 2004	December 31, 2003	Percent Change	Percent of Total Sales
Hardware	$137,529	$113,263	21.4	78.6
Supplies	30,895	26,738	15.5	17.7
Service and software	6,083	6,165	(1.3)	3.5
Shipping and handling	1,444	1,184	22.0	0.8
Cash flow from hedging activities	(1,077)	(150)	—	(0.6)
Total sales	$174,874	$147,200	18.8	100.0

Sales by Geographic Region

	Three Months Ended
	December 31 2004	December 31, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$59,398	$47,893	24.0	34.0
Latin America	10,597	7,978	32.8	6.1
Asia-Pacific	14,534	14,215	2.2	8.3
Total international	84,529	70,086	20.6	48.4
North America	90,345	77,114	17.2	51.6
Total sales	$174,874	$147,200	18.8	100.0

Sales by Product Category

	Twelve Months Ended
	December 31, 2004	December 31, 2003	Percent Change	Percent of Total Sales
Hardware	$518,556	$409,144	26.7	78.2
Supplies	116,849	98,519	18.6	17.6
Service and software	24,338	24,355	(0.1)	3.7
Shipping and handling	4,950	4,113	20.4	0.7
Cash flow from hedging activities	(1,639)	266	—	(0.2)
Total sales	$663,054	$536,397	23.6	100.0

Sales by Geographic Region

	Twelve Months Ended
	December 31, 2004	December 31, 2003	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$213,559	$170,544	25.2	32.2
Latin America	38,119	29,406	29.6	5.7
Asia-Pacific	52,302	43,904	19.1	7.9
Total international	303,980	243,854	24.7	45.8
North America	359,074	292,543	22.7	54.2
Total sales	$663,054	$536,397	23.6	100.0